Exhibit 99 - Press release issued March 31, 2005

1411 Third Street, Suite A Port Huron, MI 48060

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director Treasury and Investor Relations
Phone: 248-458-6163

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-887-4208

SEMCO ENERGY ANNOUNCES PARTIAL REDEMPTION OF 10.25% TRUST PREFERRED SECURITIES

PORT HURON, MI, March 31, 2005 - SEMCO ENERGY, INC. (NYSE: SEN) announced today that 400,000 shares of the 10.25% Trust Preferred Securities of SEMCO Capital Trust I will be redeemed on April 29, 2005, at a redemption price of $25.00 per share, for a total principal payment of $10.0 million, plus accrued distributions through the redemption date. A portion of the proceeds from the sale of the recently issued 5.00% Series B Convertible Cumulative Preferred Stock will be used to redeem the securities.
A total of 1.6 million shares of the 10.25% Trust Preferred Securities are currently outstanding. Following the redemption on April 29, 2005, a total of 1.2 million shares of the 10.25% Trust Preferred Securities will be outstanding.

SEMCO ENERGY, Inc. distributes natural gas to approximately 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.